EXHIBIT 4
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                      AMENDMENT No. 1 TO RIGHTS AGREEMENT

          THIS AMENDMENT No. 1, dated as of June 15, 1998 (this "Amendment"), is between BAY NETWORKS, INC., a Delaware corporation (the "Company"), and THE FIRST NATIONAL BANK OF BOSTON (the "Rights Agent").

                                   Recitals

          A. The Company and the Rights Agent are parties to a Rights Agreement dated as of February 7, 1995 (the "Rights Agreement").

          B. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth herein.

          Accordingly, the Rights Agreement is hereby amended as follows:

          1.   Amendment of Section 1(m).  Section 1(m) of the Rights
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     Agreement is amended to read in its entirety as follows:

               "(m) 'Exempt Person' shall mean (i) the Company or any Subsidiary (as such term is hereinafter defined) of the Company, in each case including, without limitation, in its fiduciary capacity or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity or trustee holding Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company or
          (ii) Northern Telecom Limited ("Nortel") and any of its Affiliates, so long as neither Nortel nor any of its Affiliates is the Beneficial Owner of any Common Stock other than (A) Common Stock with respect to which Nortel and its Affiliates are the Beneficial Owner solely by reason of the Agreement and Plan of Merger dated as of June 15, 1998, as may be amended from time to time (the "Merger Agreement") among the Company, Nortel and a wholly owned subsidiary of Nortel or the Option Agreement, as may be amended from time to time, referred to therein (the "Option Agreement"), (B) any other Common Stock beneficially owned by Nortel and its Affiliates not in excess of 1% of the then outstanding Common Stock and (C) any other Common Stock beneficially owned by Affiliates of Nortel (other than its Subsidiaries) not in excess of 5% of the then outstanding Common Stock. Notwithstanding any provision of this Rights Agreement to the contrary, no Distribution Date or Stock Acquisition Date shall be deemed to have occurred, neither Nortel nor any of its Affiliates shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to Sections 3(a), 7(a), 11(a) or 13(a), of this Rights Agreement solely by reason of (X) the approval, execution or delivery of the Merger Agreement or the Option Agreement or (Y) the consummation of the merger or other transactions contemplated by and pursuant to the Merger Agreement or the consummation of the transactions contemplated by the Option Agreement; provided that in the event that Nortel or any of its Affiliates becomes the Beneficial Owner of any Common Stock in any manner other than as set forth above, the provisions of this sentence (other than this proviso) shall not be applicable."

          2.   Amendment of Section 7(a).  Paragraph (a) of Section 7 of the
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     Rights Agreement is amended by (x) deleting the word "or" immediately preceding clause (iv) therein, (y) adding the following new phrase immediately following clause (iv) therein: "or (v) immediately prior to the Effective Time (as defined in the Merger Agreement)" and (z) in the parenthetical at the end of 7(a) removing "and" between (iii) and (iv) and then adding "and (v)" after (iv).

          3.   Effectiveness.  This Amendment shall be deemed effective as of
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     June 15, 1998 as if executed by both parties on such date.  Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          4.  Miscellaneous.  This Amendment shall be deemed to be a contract
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     made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.


                          BAY NETWORKS, INC.


                          /s/  Jane A. Risser
                         --------------------------------------------------
                          Name:  Jane A. Risser
                          Title: Vice President & Corporate Treasurer


                          THE FIRST NATIONAL BANK OF BOSTON


                          /s/

                         --------------------------------------------------
                          Name:
                          Title:


Dated:  June 29, 1998